UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 14, 2012

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54671	26-4141646
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 14, 2012 (the “Closing Date”), NorthStar Real Estate Income Trust, Inc. (the “Company”), through a subsidiary, directly originated a $73.0 million senior loan (the “Senior Loan”) secured by an institutional quality regional retail mall and power center in Orange County, California (collectively the “Property”).  The proceeds of the Senior Loan were used to partially refinance the Property and to fund reserves for tenant improvements, leasing commissions and tax and insurance expenses.  The Senior Loan was partially funded by drawing down $40.0 million on the $100 million credit facility with Wells Fargo Bank, N.A.

The Property is 92% leased and anchored by many well-known regional and national tenants.  The top ten tenants, representing 64% of the Property’s square footage, have a weighted average remaining lease term of seven years with multiple tenant extension options.

The owner (the “Owner”), has a long track record of owning commercial real estate properties and acquired the Property in 2004 for $90.5 million, investing substantial additional equity to maintain a high quality tenant roster and improve the Property.  The Owner recently hired Vestar Properties, Inc. (“Vestar”) to manage the Property.  Vestar is an institutional-quality property management company that specializes in managing large retail properties and currently manages over 26 million square feet of retail properties.

The Senior Loan bears interest at a floating rate of 6.25% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 0.75%, resulting in a minimum interest rate of 7.0% per annum.  Given the financing under the credit facility, the Company expects to earn an approximately 14% leveraged return on our invested capital, inclusive of fees.  The Company earned an upfront fee equal to 1.0% of the Senior Loan and will earn a fee equal to 1.0% of the outstanding principal amount at the time of repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the Owner, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.25% of the amount being extended for each extension.  The Senior Loan may be prepaid in whole or in part during the first 34 months, provided the Owner pays the remaining interest due on the amount prepaid through the first 34 months.  Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

The Property’s loan-to-value ratio (“LTV Ratio”) is approximately 73%.  The LTV Ratio is the amount loaned by the Company to the Owner over the current appraised value of the Property as of April 20, 2012.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should” and similar expressions.  These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the Owner’s ability to perform under the terms of the Senior Loan, future property value, Vestar’s ability to effectively manage the Property, demand for space at the Property, the financial health of the Property’s tenants, compliance with terms of the credit facility, changes in interest rates, income-producing ability, impact of any losses on cash flows and returns, Vestar’s ability to perform its duties as anticipated, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs.  Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this Current Report on Form 8-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: June 14, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary